Exhibit 10.32
AMENDED AND RESTATED MANAGEMENT AGREEMENT
by and between
FIRST MERCURY FINANCIAL CORPORATION
(“Mercury”)
and
FIRST HOME INSURANCE AGENCY, LLC
(the “Company”)

October 3, 2006

     THIS AGREEMENT is made as of the 3rd day of October 2006 (the “Agreement”) by and between FIRST MERCURY FINANCIAL CORPORATION, a Delaware corporation (“Mercury”), and FIRST HOME INSURANCE AGENCY, LLC, a Florida limited liability company (the “Company”). This Agreement amends and restates the original Management Agreement between the parties in its entirety (the “Original Agreement”).
     WHEREAS, the Company is the Managing General Agent for FIRST HOME INSURANCE COMPANY (“Home”);
     WHEREAS, Mercury has expertise and experience in performing certain executive management services including but not limited to marketing, claims analysis, supervisory accounting, information services, product and underwriting development and management, regulatory compliance, human resource benefits and technology services, and is willing to render those services to the Company in connection with the Company’s role as the Managing General Agent for Home;
     WHEREAS, the Company is contemporaneously contracting with Home to perform certain policy administration, underwriting, and processing management services on behalf of the Company in connection with the Company’s role as the Managing General Agent for Home (the “Managing Agency Agreement”);
     WHEREAS, the Company is contemporaneously contracting with insurance NCA Group to perform claims administration services on behalf of the Company in connection with the Company’s role as the Managing General Agent for Home (the “Claims Administration Agreement”);
     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:
I.	THE TERM OF AGREEMENT. The initial term of this Agreement (the “Initial Term”) shall be the period commencing on the date of the Original Agreement and ending May 31, 2008, unless earlier terminated pursuant to the provisions of Paragraph VIII of this Agreement.

II.	TERRITORY AND EXCLUSIVITY. This Agreement shall cover all services encompassed by this Agreement in any and all states in which the Company and Home are authorized to write business.

III.	SERVICES AND AUTHORITIES. Subject to the limitations contained in this Agreement, the Company hereby appoints Mercury as its management and administrative provider to provide the Company with the following services (the “Services”):

A.	Perform regulatory and governmental compliance services related to the business of the Company, with the exception of those functions delegated to Company pursuant to the Managing Agency Contract or to NCA Group pursuant to the Claims Administration Agreement;

B.	Develop, foster, enhance, administer, and otherwise manage all vendor and other third party relationships, including but not limited to marketing relationships, claims processing relationships, accounting and auditing relationships, information services relationships, underwriting development and management relationships, and catastrophe risk management relationships;

C.	Market and develop the business of the Company and Home, including, without limitation, marketing and developing customer, agent, policyholder, and other third party relationships and prospective relationships;

D.	Research, develop and implement business plans and strategies for the maintenance, expansion and growth of the business of the Company and Home in the State of Florida and elsewhere;

E.	Perform all other management services related in any way to the business of the Company and Home, with the exception of those services delegated to Company pursuant to the Managing Agency Agreement, to NCA Group pursuant to the Claims Administration Agreement , and to First Home Financial Corporation pursuant to the Service Agreement with the Company;

F.	Perform supervisory services related to management, marketing, claims processing, accounting and auditing, information services, policy, product and underwriting development and management;

G.	Perform oversight on behalf of the Company’s manager and to assist the Company in implementing the manager’s resolutions, wishes intentions and goals; and

H.	Perform such other services as may hereafter become necessary to as agreed to by the parties.
IV.	MERCURY’S DUTIES AND RESPONSIBILITIES. Mercury hereby accepts its appointment as the Company’s management and administrative provider and agrees to perform the Services to the best of its professional knowledge, skill and judgment, and in accordance with the level of care required of a professional manager in such business. In addition:
A.	Mercury shall dedicate sufficient human, equipment and computer resources reasonably necessary to provide the Company with the Services.

B.	Mercury shall designate an individual to act as a liaison with the Company to facilitate the provisions of the Services. The Company acknowledges that this person shall not have the authority to amend this Agreement in any way.

C.	Company acknowledges that Mercury shall not be responsible for Home’s obligations and duties as an insurance company. Mercury shall use commercially reasonable efforts to comply with all applicable rules and regulations promulgated by the Department of Insurance in the States to which this Agreement applies and as instructed by Home.

D.	Mercury agrees to pay all tariffs and taxes properly levied against it as a result of its performance hereunder. This includes, but is not limited to, sales, use, excise, gross receipt, personal property and income taxes.

E.	Mercury agrees to keep private and confidential and not to disclose to any person whomsoever or use in a competitive manner “Confidential Information and Trade Secrets” (as defined hereinafter) during the term of this Agreement and thereafter except:
1.	as expressly permitted by this Agreement or as otherwise permitted in writing;

2.	in connection with enforcement of the terms of this Agreement as may be required by law by an arbitration panel, or by a court of competent jurisdiction,

3.	as required by any governmental or regulatory body having jurisdiction; and

4.	for the purposes of professional advice from Mercury’s accountants and attorneys under a like duty of confidentiality.
F.	“Confidential Information and Trade Secrets” means:
1.	all insureds’ non-public personal information, including but not limited to, any data provided by a consumer for the purpose of obtaining insurance coverage or information obtained by Home in connection with the provision of insurance products or services;

2.	all information contained in the records generated in connection with the business of the Company and statistical information derived therefrom;

3.	all information coming into the possession of Mercury in the course of providing the Services hereunder; and

4.	the terms of this Agreement.

5.	“Confidential Information and Trade Secrets” does not include information which is in the public domain, or which comes into the public domain through no fault of Mercury or which is disclosed to the Company by Mercury.
G.	Mercury’s expenses including, but not limited to, it’s office rent; transportation; salaries; utilities; furniture; fixtures; equipment; telephone; attorney or other legal fees; postage; promotional advertising and public relations expenses; printing costs of proposals, notices, records, reports and any other documents required to fulfill the obligations of Mercury under this Agreement; shall be reimbursed by the Company in accordance with Schedule A attached to this Agreement.

H.	Mercury shall maintain, as a part of its record keeping responsibilities, all records, data, information and documents related to the Services, including, but not limited to, true and complete contracts and records of all transactions and correspondence with vendors, agencies, departments, reinsurers and Company.

I.	Ownership of Information. The Company shall be the owner, and the only entity with rights to exploit, Confidential Information and Trade Secrets. Nothing in this Agreement shall be construed as an assignment or license to utilize Confidential Information and Trade Secrets.
V.	COMPANY’S DUTIES AND RESPONSIBILITIES:
A.	Company acknowledges and agrees that Mercury assumes no insurance or credit risk for any of Home’s or Company’s policyholders/insureds/agents or any of the parties named in this Agreement.

B.	Company shall, with respect to any Services requiring Company’s approval or action, issue such approval or disapproval within commercially reasonable time periods.

C.	Company shall designate an individual to act as a liaison with Mercury to facilitate the provision of the Services. Mercury acknowledges that this person shall not have the authority to amend this Agreement in any way without express written authorization from the Company.

D.	Company shall, at periodic intervals, review its business plans or other such items that may require a change in the Services and notify Mercury of same.

E.	Each party shall be responsible for any taxes, tariffs, levies and assessments properly levied against such party.
VI.	MANAGEMENT FEE AND EXPENSE SCHEDULE:

Mercury shall be compensated by the Company for the Services rendered by Mercury in accordance with Schedule A attached hereto. Any amounts due Mercury shall be paid by the Company on a monthly basis and such amounts will be due and payable 30 days after receipt of an invoice from Mercury. The fee for additional services, lines of business, and/or states shall be reasonably negotiated between the parties.

VII.	OFFSET:

All amounts due Mercury or the Company under this or any other agreement between the parties shall be subject to a right of bona fide documented offset.

VIII.	TERMINATION OF AGREEMENT.
A.	Termination. After the Initial Term, this Agreement shall automatically renew for successive one year terms unless either party gives written notice of termination to the other at least 90 days before the end of the then current term.

B.	Termination for Cause. At anytime, either party may terminate this Agreement upon the occurrence of a material breach by the other party; provided, however, if the material breach: (a) relates to a monetary provision or obligation, the breaching party shall have ten (10) business days after the receipt of written notice thereof from the other party within which to cure such monetary breach; or (b) relates to a non-monetary provision or obligation, the breaching party shall have forty-five (45) days after the receipt of written notice thereof from the other party within which to cure such non-monetary breach. Such termination shall be effective as of the end of the calendar month following the applicable cure period.

C.	Termination by Company. Notwithstanding the foregoing, the Company may immediately terminate, upon delivery of written notice to terminate to Mercury, this Agreement for the following reasons:
1.	Mercury becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Mercury and remains undismissed for thirty (30) days (Mercury shall immediately notify Company of same); or

2.	the consummation of any transaction or series of related transactions which results in (a) more than 50% of the voting power of Mercury (or of the direct or indirect owner of a controlling interest in Mercury) being sold, transferred, assigned, pledged or otherwise disposed of to any unaffiliated third party, (b) the consolidation, merger or other business combination of Mercury (or of the direct or indirect owner of a controlling interest in Mercury) with or into any other entity whereby the shareholders of Mercury (or the equity owners of the direct or indirect owner of a controlling interest in Mercury, as the case may be) prior to the transaction do not have 50% or more of the voting power of the survivor, or (c) the sale, transfer, assignment, pledge or other disposition of substantially all of the assets of Mercury (or of the direct or indirect owner of a controlling interest in Mercury) to any unaffiliated third party; or

3.	Mercury fails to maintain funds in the amount and manner required in this Agreement; or

4.	Mercury engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct: or

5.	Mercury fails to permit Company to inspect or audit any records or files relating to the Services within ten (10) business days of its receipt of written notice from Company requesting such inspection or audit.
D.	Termination by Mercury. Notwithstanding the foregoing, Mercury may immediately, unless otherwise indicated, upon written notice terminate this Agreement in whole or in part, for cause, which shall include, the following:
1.	Company, becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Company or its parent corporation and remains undismissed for thirty (30) days (Company shall immediately notify Mercury of same); or

2.	the consummation of any transaction or series of related transactions which results in (a) more than 50% of the voting power of Company (or of the direct or indirect owner of a controlling interest in Company) being sold, transferred, assigned, pledged or otherwise disposed of to any unaffiliated third party, (b) the consolidation, merger or other business combination of Mercury (or of the direct or indirect owner of a controlling interest in Mercury) with or into any other entity whereby the members of Company (or the equity owners of the direct or indirect owner of a controlling interest in Company, as the case may be) prior to the transaction do not have 50% or more of the voting power of the survivor, or (c) the sale, transfer, assignment, pledge or other disposition of substantially all of the assets of Company (or of the direct or indirect owner of a controlling interest in Company) to any unaffiliated third party; or

3.	Company engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

4.	Company’s necessary license(s) is canceled, suspended, or is declined renewal by any regulatory body within the Territory where Company renders the services hereunder if, after (90) days, Company fails to remedy such loss of license (Company shall immediately notify Mercury of same); or

5.	Company fails to permit Mercury to inspect or audit any records or files relating to the services rendered hereunder within ten (10) business days of its receipt of written notice from Mercury requesting such inspection or audit.

IX.	CONTINUING DUTIES OF MERCURY AFTER TERMINATION
A.	If the Company terminates this Agreement, Mercury will perform all of the duties necessary for the proper servicing of all policies bound or written under this Agreement until all those policies shall have expired or been terminated.

B.	So long as Mercury continues to perform duties in accordance with this article, Mercury shall continue to receive compensation based upon the policies which continue to be serviced hereunder as set forth in Schedule A.

C.	If the Company terminates this Agreement, the Company may elect to assume or assign the responsibilities of Mercury under this Agreement at the Company’s expense. If so elected, Mercury will cooperate fully with Company and, at the reasonable expense of the Company, promptly return all files and other necessary information and perform other services reasonably requested by the Company.
X.	COMPLIANCE WITH REGULATORY REQUIREMENTS.

Each party shall have the responsibility to observe and comply with all laws or regulations of any federal, state or local government of every jurisdiction in which such party is doing business. It is understood and agreed that Mercury or the Company shall be responsible for their respective appropriate filings as required by state regulators.

XI.	INDEMNIFICATION.
A.	Mercury. Mercury shall indemnify and hold the Company, its affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents and representatives (collectively, the “Company Indemnitees”) harmless from and against all claims, losses, damages, liabilities, judgments or settlements, including reasonable costs, expenses and attorney’s fees, arising out of the relationship of the parties under the terms of this Agreement caused by any Mercury act, error or omission, except to the extent the Company Indemnitees caused, contributed to or compounded such act, error or omission.

B.	The Company. The Company shall indemnify and hold Mercury, its affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents and representatives (collectively, the “Mercury Indemnitees”) harmless from and against all claims, losses, damages, liabilities, judgments or settlements, including reasonable costs, expenses and attorney’s fees, arising out of the relationship of the parties under the terms of this Agreement caused by any Company act, error or omission, except to the extent Mercury Indemnitees caused, contributed to or compounded such act, error or omission.

C.	Contributory Negligence. In the case of contributory negligence on the part of either party, the damages shall be shared proportionately based upon the parties’ acts in the error or judgment.
XII.	GENERAL.
A.	Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

B.	Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Without the prior written consent of the Company, Mercury may not assign or delegate its rights, duties or obligations hereunder or any part thereof to any other person or entity, which consent shall not be unreasonably withheld.

C.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

D.	Business Data. Company and Mercury expressly agree that the business data generated and/or maintained under this Agreement shall be and remain the sole property of the Company.

E.	Headings. The headings of Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

F.	Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

G.	Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid. This does not include the monthly reporting and monthly accounting activity documentation. In addition, it does not apply to items in the normal course of business.

H.	GOVERNING LAW; CONSTRUCTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. NO PROVISION OF THIS AGREEMENT OR ANY RELATED DOCUMENT SHALL BE CONSTRUED AGAINST OR INTERPRETED TO THE DISADVANTAGE OF ANY PARTY HERETO BY ANY COURT OR OTHER GOVERNMENTAL OR JUDICIAL AUTHORITY BY REASON OF SUCH PARTY’S HAVING OR BEING DEEMED TO HAVE STRUCTURED OR DRAFTED SUCH PROVISION.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Management Agreement to be executed on its behalf on the date indicated.
MERCURY:
FIRST MERCURY FINANCIAL CORPORATION

By:	/s/ Richard H. Smith

Name:	Richard H. Smith

Title:	President & CEO

THE COMPANY:
FIRST HOME INSURANCE AGENCY, LLC

By:	/s/ G. Douglas Patterson

Name:	G. Douglas Patterson

Title:	An Authorized Person

Schedule A
to the
MANAGEMENT AGREEMENT
by and between
FIRST MERCURY FINANCIAL CORPORATION
(“Mercury”)
And
FIRST HOME INSURANCE AGENCY, LLC.
(the “Company”)
I.	Executive Management Fee:

In full payment for the faithful performance of all services rendered by Mercury under the terms of this Agreement, the Company agrees to allow Mercury a fee of up to 1.5% of the Direct Written Premium (as defined below) associated with the policies to be serviced in accordance with this Agreement for systems and all expenses associated with these systems, provided that the actual fee, if any, must be agreed by the parties from time to time in writing. “Direct Written Premium” is defined as direct written premium from policies issued plus additional premium for endorsements, less return premium for endorsements and cancellations. Any amounts due Mercury shall be paid by the Company on a monthly basis within 30 days after the end of the month in which the premium was written. These payments shall be adjusted when the Company’s annual Direct Written Premium is determined and identified on the Company’s annual report filed with the Florida Department of Financial Services. Any balance due from these adjustments shall be paid to the other party no later than March 15th of the year in which such annual report is due and filed.

II.	Management Fee Adjustments:

In the event any legislative or regulatory body amends the law or issues an order which significantly alters the responsibilities described in this Schedule A, Mercury and the Company will be permitted to adjust compensation hereunder to account for the additional or reduced expenses and or services associated with the change. Likewise, if the Company alters Mercury’s responsibilities under this Agreement, Mercury and Company will be permitted to adjust their compensation to account for the additional or reduced expenses and or services associated with the change.

III.	Expenses:

In consideration of the facilities and other general overhead resources made available by Mercury and utilized by the Company, other than the facilities and overhead resources associated with all computer and processing systems and all expenses associated with systems, the Company shall pay to Mercury an amount equal to the actual cost of such facilities and overhead resources. The actual cost of all such facilities and overhead resources shall be determined in accordance with generally accepted accounting principles. Any amounts due Mercury shall be paid by the Company on a monthly basis within 30 days after the end of the month in which the expenses are billed by Mercury to the Company.